SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                Schedule 13D
                               (Rule 13d-101)
                              Amendment No. 16
                             (Final Amendment)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT
                               RULE 13d-2(a)

                            HANNAFORD BROS. CO.
                              (Name of Issuer)

                       Common Stock, $0.75 par value
                       -----------------------------
                       (Title of Class of Securities)


                                510550 10 7
                               (CUSIP Number)

                           EMPIRE COMPANY LIMITED
                              115 King Street
                          Stellarton, Nova Scotia
                                  BOK 1S0
                                902-755-4440
                            Attn: Paul Beesley,
                           Senior Vice President,
                   Chief Financial Officer and Secretary
           ------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized
                   to Receive Notices and Communications)

                                  Copy to:

                           Milton G. Strom, Esq.
                           Skadden, Arps, Slate,
                             Meagher & Flom LLP
                             Four Times Square
                          New York, New York 10036
                               (212) 735-3000

                               July 28, 2000
          -------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]


CUSIP No.  510550 10 7

1.    NAME OF REPORTING PERSON S.S. OR I.R.S.
      IDENTIFICATION NO. OF ABOVE PERSON

                           EMPIRE COMPANY LIMITED

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a)[   ]
                              (b)[ X ]

3.    SEC USE ONLY


4.    SOURCE OF FUNDS


5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                            Canada (Nova Scotia)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

7.    SOLE VOTING POWER

                                  0

8.    SHARED VOTING POWER

                                  0

9.    SOLE DISPOSITIVE POWER

                                  0

10.   SHARED DISPOSITIVE POWER

                                  0

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

                                  0

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES

                                 [  ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                  0

14.   TYPE OF REPORTING PERSON

                                 CO



CUSIP No. 510550 10 7

1.    NAME OF REPORTING PERSON S.S. OR I.R.S.
      IDENTIFICATION NO. OF ABOVE PERSON

                         E.C.L. INVESTMENTS LIMITED

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a)[ ]
                              (b)[ X ]

3.    SEC USE ONLY


4.    SOURCE OF FUNDS


5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                        Canada (Nova Scotia)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

7.    SOLE VOTING POWER

                                  0

8.    SHARED VOTING POWER

                                  0

9.    SOLE DISPOSITIVE POWER

                                  0

10.   SHARED DISPOSITIVE POWER

                                  0

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

                                  0

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES

                                 [ ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                  0

14.   TYPE OF REPORTING PERSON

                                 CO



CUSIP No. 510550 10 7

1.    NAME OF REPORTING PERSON S.S. OR I.R.S.
      IDENTIFICATION NO. OF ABOVE PERSON

                              PAULJAN LIMITED

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a)[ ]
                              (b)[ X ]

3.    SEC USE ONLY


4.    SOURCE OF FUNDS



5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                            Canada (Nova Scotia)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

7.    SOLE VOTING POWER

                                  0

8.    SHARED VOTING POWER

                                  0

9.    SOLE DISPOSITIVE POWER

                                  0

10.   SHARED DISPOSITIVE POWER

                                  0

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

                                  0

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES:

                                 [  ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                  0

14.   TYPE OF REPORTING PERSON

                                 CO



CUSIP No. 510550 10 7

1.    NAME OF REPORTING PERSON S.S. OR I.R.S.
      IDENTIFICATION NO. OF ABOVE PERSON

                 PENSION PLAN FOR EMPLOYEES OF SOBEYS INC.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a)[ ]
                              (b)[ X ]

3.    SEC USE ONLY


4.    SOURCE OF FUNDS


5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                            Canada (Nova Scotia)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

7.    SOLE VOTING POWER

                                  0

8.    SHARED VOTING POWER

                                  0

9.    SOLE DISPOSITIVE POWER

                                  0

10.   SHARED DISPOSITIVE POWER

                                  0

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

                                  0

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES:

                                 [  ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                  0

14.   TYPE OF REPORTING PERSON

                                 EP



CUSIP No. 510550 10 7

1.    NAME OF REPORTING PERSON S.S. OR I.R.S.
      IDENTIFICATION NO. OF ABOVE PERSON

                  SOBEYS INC. MASTER TRUST INVESTMENT FUND

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a)[ ]
                              (b)[ X ]

3.    SEC USE ONLY


4.    SOURCE OF FUNDS


5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                            Canada (Nova Scotia)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

7.    SOLE VOTING POWER

                                  0

8.    SHARED VOTING POWER

                                  0

9.    SOLE DISPOSITIVE POWER

                                  0

10.   SHARED DISPOSITIVE POWER

                                  0

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

                                  0

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES:

                                 [ ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                  0

14.   TYPE OF REPORTING PERSON

                                 EP




CUSIP No. 510550 10 7

1.    NAME OF REPORTING PERSON S.S. OR I.R.S.
      IDENTIFICATION NO. OF ABOVE PERSON

                               DAVID F. SOBEY

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a)[ ]
                              (b)[ X ]

3.    SEC USE ONLY


4.    SOURCE OF FUNDS



5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

                            Canada (Nova Scotia)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH

7.    SOLE VOTING POWER

                                  0

8.    SHARED VOTING POWER

                                  0

9.    SOLE DISPOSITIVE POWER

                                  0

10.   SHARED DISPOSITIVE POWER

                                  0

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

                                  0

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES

                                 [  ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                  0

14.   TYPE OF REPORTING PERSON

                                 IN



      This Amendment No. 16 - Final Amendment(the "Amendment") to the statement on Schedule 13D amends and supplements the statement on Schedule 13D originally filed on October 1, 1979 (the "Schedule 13D") and the amendments thereto filed by the Reporting Persons with respect to the common stock, par value $.75 per share (the "Hannaford Common Stock"), of Hannaford Bros. Co. ("Hannaford").


ITEM 4.  PURPOSE OF TRANSACTION


            Pursuant to an Agreement and Plan of Merger, dated as of August 17, 1999 (the "Merger Agreement"), among Food Lion, Inc., a North Carolina corporation now named Delhaize America, Inc. ("Delhaize"), FL Acquisition Sub, Inc., a Maine corporation and a wholly owned subsidiary of Delhaize ("Acquisition"), and Hannaford, Acquisition was merged with and into Hannaford on July 31, 2000, with Hannaford as the surviving corporation (the"Merger"). As a result of the Merger, Hannaford became a wholly owned subsidiary of Delhaize and each outstanding share of Hannaford Common Stock, other than those owned by Delhaize or dissenting stockholders of Hannaford, was converted into the right to receive (i) $79.00 in shares of Class A Common Stock, par value $.50 per share, of Delhaize (the "Delhaize Class A Stock"), or (ii) a combination of $79 in cash and shares of Delhaize Class A Stock. As a result of the Merger, all shares of Hannaford Common Stock beneficially owned by (i) Pauljan Limited, a Nova Scotia corporation (36,109 shares), (ii) the Pension Plan for the Employees of Sobeys Inc.,(366,428 shares) (iii) the Sobeys Inc. Master Trust Investment Fund (14,819 shares) and (iv) David F. Sobey (36,109 shares with Pauljan Limited), to which this Schedule 13D and the amendments thereto relate, were converted into a combination of shares of Delhaize Class A Stock and $79.00 in cash.

            Pursuant to a Stock Exchange Agreement, dated as of August 17, 1999 (the "Exchange Agreement"), among Empire Company Limited, a Nova Scotia corporation ("Empire"), and E.C.L. Investments Limited, a Nova Scotia corporation ("E.C.L."), and Delhaize, Empire and ECL exchanged on July 28, 2000 all of the 10,418,565 shares of Hannaford Common Stock owned by them (and to which this Schedule 13 and amendments thereto relate) for
(i) 11,915,463 in shares of Delhaize Class A Stock and (ii) $501,349,133.95 in cash.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

      See Item 4 above.



                                 SIGNATURE

            After reasonable inquiry and to the best of the undersigneds' knowledge and belief, the undersigned certify that the information set forth in this Amendment is true, complete and correct. Date: August 1, 2000 EMPIRE COMPANY LIMITED


                                    By: /s/ Paul D. Sobey
                                       ------------------------
                                    Name:  Paul D. Sobey
                                    Title: President and Chief
                                           Executive Officer



                                    E.C.L. INVESTMENTS LIMITED


                                    By:/s/ Paul D. Sobey
                                       ------------------------
                                    Name:  Paul D. Sobey
                                    Title: President


                                    PAULJAN LIMITED


                                    By:/s/ Paul D. Sobey
                                       ------------------------
                                    Name:  Paul D. Sobey
                                    Title: Secretary


                                    PENSION PLAN FOR EMPLOYEES
                                    OF SOBEYS INC.


                                    By:/s/ Paul D. Sobey
                                       ------------------------
                                       Name:  Paul D. Sobey
                                       Title: Member of the
                                              Pension Committee


                                    SOBEYS INC. MASTER TRUST
                                    INVESTMENT FUND


                                    By:/s/ Paul D. Sobey
                                       ------------------------
                                    Name:  Paul D. Sobey
                                    Title: Trustee


                                              *
                                    ---------------------------
                                    David F. Sobey


                                    --------------------------
                                    * By Paul D. Sobey, as
                                      attorney-in-fact


                                    /s/ Paul D. Sobey
                                    ---------------------------
                                    Paul D. Sobey